Exhibit 99.1

SWM RETIREMENT SAVINGS PLAN II

Financial Statements as of December 31, 2018 and 2017 and for the Year Ended December 31, 2018, Supplemental Schedule as of December 31, 2018 and Report of Independent Registered Public Accounting Firm

SWM RETIREMENT SAVINGS PLAN II

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	3

Notes to Financial Statements as of December 31, 2018 and 2017	4

SUPPLEMENTAL SCHEDULES:

Schedule of Assets (Held at End of Year) as of December 31, 2018	13

Schedule of Delinquent Participant Contributions as of December 31, 2018	14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator, Trustees and Plan Participants of
the SWM Retirement Savings Plan II
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the SWM Retirement Savings Plan II (the "Plan") as of December 31, 2018 and 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statement based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that correspond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental information included in Schedule H, Line 4i - Schedule of Assets (Held at End of Year) and Schedule H, Line 4a, Schedule of Delinquent Participant Contributions as of December 31, 2018, referred to as "supplemental information" has been subjected to auditing procedures performed in conjunction with the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.
We have served as the Plan's auditor since 2016.

/s/ Olsen Thielen & Co., Ltd.

Roseville, Minnesota
July 11, 2019

SWM RETIREMENT SAVINGS PLAN II
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF
DECEMBER 31, 2018 AND 2017

	2018	2017
Assets:

Investments, at fair value	$33,466,357	$38,610,889

Receivables:
Participant contributions	46,800	—
Employer contributions	54,855	14,814
Notes receivable from participants	494,006	512,071

Total receivables	595,661	526,885

Net assets available for benefits	$34,062,018	$39,137,774

The accompanying notes are an integral part of the financial statements.

SWM RETIREMENT SAVINGS PLAN II
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2018

ADDITIONS:

Investment income (loss):
Net depreciation in fair value of investments		$(1,135,017)

Interest income on notes receivable from participants		26,810

Contributions:
Participants	$1,816,582
Employer	1,092,361
Rollovers	425,990

Total contributions		3,334,933

Total additions		2,226,726

DEDUCTIONS:

Distributions to participants		7,273,237
Administrative fees		29,245

Total deductions		7,302,482

Net decrease in net assets available for benefits		(5,075,756)

Net assets available for benefits:
-Beginning of year		39,137,774

-End of year		$34,062,018

The accompanying notes are an integral part of the financial statements.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the SWM Retirement Savings Plan II (the “Plan”), formerly, the Conwed Savings Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan covering all employees of Conwed Plastics, LLC (the "Company"), a subsidiary of Schweitzer-Mauduit International, Inc. ("SMI"). Effective January 1, 2018, the existing Plan was amended and restated and the Plan changed trustees and custodianship from Minnesota Life Insurance Company to John Hancock Trust Company LLC. The Plan's assets were transferred on January 12, 2018.

In 2018, employees who have completed one month of service may contribute elective deferral contributions and are eligible to receive an employer contribution. In 2017, employees who were 21 years of age or older and who had completed 90 days of service could contribute elective deferral contributions and were eligible to receive an employer contribution. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan's trustees oversee governance of the Plan. The Plan's Human Resources Committee determines the appropriateness of the Plan's investment offerings, monitors investment performance, and reports to the Plan's Board of Trustees.

Contributions - Participants may elect to defer up to 75% in 2018 and 100% in 2017 of their annual compensation as defined in the Plan. Participants who have attained age 50 before the end of the Plan year are eligible to make catch up contributions. The participants may elect to have the 401(k) portion as pre-tax elective deferrals and/or Roth elective deferrals. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans (rollover). Participants direct the investment of their contributions into various investment options offered by the Plan, including the SMI stock fund that invests in shares of SMI. The Company's matching contribution, as well as any discretionary contributions to the Plan, is determined by the Board of Directors. In 2018, the Company has elected to match 100% of the first 6% of compensation deferred by each union participant and 100% of the first 3%, 50% of the next 5% and 25% of the next 2% of compensation deferred by each non-union participant. In 2017, the Company matched 100% of the first 6% of compensation deferred by each participant. The Plan is considered a Safe Harbor 401(k) Plan and the contribution in a given year must be at least 3% of the participants' compensation. In 2017, the Plan had a profit sharing provision for which contributions were allocated among participants based on the category of the employee and applicable percentage of compensation for each category. In 2017, the the Company elected not to contribute a profit sharing contribution. The profit sharing contribution was not part of the amendment and restatement of the Plan. Contributions are subject to certain statutory limitations.

Participant Accounts - Each participant's account is credited with the participant's contribution and Company matching contributions and Plan earnings. Participant accounts are charged with an allocation of administrative expenses that are paid by the Plan. Allocations are based on participant earnings account balances or specific participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Notes Receivable from Participants - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of the participant's vested balances. The notes are secured by the balance in the participant’s account and bear interest at rates ranging from 5.25%

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

to 8.75%, which are commensurate with local prevailing rates as determined by the plan administrator. Principal and interest is paid by automatic withdrawal directly from the participant's bank account.

Payment of Benefits - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, partial payments, or installments over a period of not more than assumed life expectancy. If the vested amount in a participant's account does not exceed $5,000, the payment must be a lump-sum distribution.

Vesting - Participants are fully vested in their account at all times.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition - All investments were held by the Trustee as of December 31, 2018 and 2017 and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The Plan's Human Resources Committee determines the Plan's valuation policies utilizing information provided by the investment advisors, custodians, and insurance company. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2018 and 2017, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

Administrative Expenses - Certain expenses of maintaining the Plan are paid by the Plan unless otherwise paid by the Company. Expenses that are paid by the Company are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment related expenses are included in the net depreciation of fair value of investments.

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

Subsequent Events - The Plan has evaluated subsequent events through July 11, 2019, the date the financial statements were available to be issued.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Schweitzer-Mauduit International, Inc. Common Stock Fund ("SMI Stock Fund") accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

New Accounting Pronouncement - In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The focus of ASU 2018-13 is to improve the effectiveness of the disclosure requirements for fair value measurements. The changes affect all plans that are required to include fair value measurement disclosures. The amendments in this update are effective for fiscal years beginning after December 15, 2019. The Plan is currently evaluating the impact of adoption.

3.	FAIR VALUE MEASUREMENTS

The Plan's investments are reported at fair value in the accompanying statement of net assets available for benefits. The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

have been no changes in the methodologies used at December 31, 2018 and 2017.

Registered investment companies: Valued at the daily closing price as reported by the Fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Stable value/return fund: Valued at NAV, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

SMI Stock fund: The SMI Stock Fund is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SMI Stock Fund plus the amount of cash. As of December 31, 2018, the amount of cash totaled $2,308. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

General Account: Valued at estimated fair value as determined by management as of the valuation date. Estimated fair value approximates contract value, which is the amount the Plan would receive if the contract was terminated at the valuation date, which includes contributions made under the contract, plus accumulated interest at the contract rates, less any withdrawals. For any increase (decrease) in the crediting rate, the fair value of the assets will increase (decrease). Transfers out of and into the General Account are limited to one per participant every 12 months. The maximum annual transfer out of the General Account is 20% of the participant's General Account balance up to a maximum of $2,000. There were no unfunded commitments related to the General Account at December 31, 2017.

Pooled Separate Accounts: Valued at the net asset value per unit based on either the observable net asset value of the underlying investment or net asset value of the underlying pool of securities. Net asset value is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is used as practical expedient to estimated fair value. The practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2018 and December 31, 2017:

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

	Assets at Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total

SMI Stock fund	$—	$37,002	$—	$37,002
Registered investment companies	26,298,084	—	—	26,298,084
Total assets in the fair value hierarchy	$26,298,084	$37,002	$—	$26,335,086
Investments measured at net asset value (a)				7,131,271
Investments at fair value (a)				$33,466,357

	Assets at Fair Value as of December 31, 2017
	Level 1	Level 2	Level 3	Total

General account	$—	$—	$12,437,453	$12,437,453
Total assets in the fair value hierarchy	$—	$—	$12,437,453	$12,437,453
Investments measured at net asset value (a)				26,173,436
Investments at fair value				$38,610,889
(a) In accordance with Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statement of net assets available for benefits.

Quantitative Information about Significant Unobservable Inputs Used in Level 3 Fair Value Measurements

The following table represents the Plan's Level 3 financial instruments, the valuation techniques used to measure the fair value of those instruments, and the significant unobservable inputs and the ranges of values for those inputs.

2017
Instrument	Fair Value	Principal Valuation Technique	Unobservable Inputs	Range of Significant Input Values (Weighted Average)	Weighted Average
General Accounts	$12,437,453	Discounted Cash Flow (Income Approach)	Credit Rate (a)	295-354 BPS	3.52%
(a) The credit rate represents average renewal market rates applied to new funds deposited, as well as expected rollover rate and an average withdrawal factor.
In determining the reasonableness of the valuation methodology, the Investment Committee evaluates a variety of factors, including review of existing contracts, economic conditions, industry and market developments and credit ratings. Certain unobservable inputs are assessed through review of contract terms while others are substantiated utilizing available market data.

The Plan reviews the fair value hierarchy classifications on an annual basis. Changes in the ability to observe valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Plan's policy is to recognize transfers into and out of levels within the fair value hierarchy at the end of the fiscal year in which the actual event or change in circumstances that caused the transfers occurs. There were no transfers between levels during the years ended December 31, 2018 and 2017. When a

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. At December 31, 2018, the Plan did not have any assets or liabilities classified within Level 3.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2018:

General account
Balance, beginning of year	$12,437,453
Realized gains	13,047
Purchases	184
Sales	(12,450,684)
Balance, end of year	$—

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

Fair Value of Investments in Entities that Use Net Asset Value

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2018 and 2017, respectively.

December 31, 2018	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$7,131,271	N/A	Daily	N/A

December 31, 2017	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Pooled separate accounts:		N/A	Daily	N/A
Large cap (1)	$13,570,384
Mid cap (2)	787,361
Small cap (3)	2,699,985
International (4)	2,232,406
Balanced (5)	4,890,429
Real estate (6)	702,929
Bond (7)	1,030,013
Money market (8)	259,919
	$26,173,426

(1) Invests in high quality common stocks of established companies.
(2) Invests primarily in mid-cap issuers seeking long term capital appreciation.
(3) Invests primarily in small-cap issuers seeking long term capital appreciation.
(4) Invests in common stock of companies outside of the United States seeking long term capital growth and appreciation.
(5) Invests in investments based on various risk based objectives to provide capital appreciation and current income.
(6) Invests in real estate securities in North America to provide capital appreciation and current income.
(7) Seeks to provide current income with regard to capital preservation and prudent investment income.
(8) Invests in money market funds to provide investment security.

4. INVESTMENT CONTRACT

For the year ended December 31, 2017, the Plan invested in investment contracts with Minnesota Life through the Minnesota Life Insurance Company General Account ("General Account"). The General Account is an investment in Minnesota Life's assets. These assets are predominately fixed income investments, with average maturities of approximately 10 years.

Minnesota Life guarantees that all qualified participant withdrawals will occur at contract value. The contract value of the investment is the sum of all contributions and transfers to it, plus interest, less any payments, transfers or fees. At the beginning of each contract year, Minnesota Life declares two interest rates: a "new funds rate" and "renewal rate." which will be credited to the contract for the duration of the contract year. The renewal rate is applicable to all funds received prior to the current contract year.

The guaranteed effective rates are reset annually and as of December 31, 2017 was:

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

Average yields:
New funds rate	2.95%
Renewal rate	3.54%

The contract was carried at estimated fair value reported to the Plan by Minnesota Life (representing contributions made under the contract, plus accumulated interest at the contract rates, less any withdrawals) because it is not fully benefit-responsive. The Plan's participant investment balances held in the General Account had an estimated fair value of $12,437,453 as of December 31, 2017.

5. RELATED PARTY TRANSACTIONS AND PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2018, the Plan’s SMI Stock Fund held 1,385 shares of SMI's common stock. During the year ended December 31, 2018, purchases and sales of shares of SMI's common stock were $38,383 and $87, respectively.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held.

At December 31, 2017, the Plan invested in units of pooled separate accounts which were managed by Minnesota Life Insurance Company and also invested in the General Account with Minnesota Life. Minnesota Life Insurance Company acted as custodian of these accounts.

Fees paid by the Plan for investment management services were included in net depreciation in fair value of investments. In 2018, the Plan made direct payment for administrative fees of $29,245 which were charged to and included in the administrative expenses reported by the Plan.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

6. PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

7. TAX STATUS

The Plan uses a Volume Submitter Prototype Plan document sponsored by John Hancock Retirement Plan Services LLC. John Hancock Retirement Plan Services LLC received an opinion letter from the Internal Revenue Service (IRS), dated May 18, 2015 which states that the volume submitter prototype plan satisfies the applicable provisions of th Internal Revenue Code (IRC). The Plan itself has not received a determination letter from the IRS.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by

SWM RETIREMENT SAVINGS PLAN II
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017

the Plan, and has concluded that as of December 31, 2018, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions, however, there are currently no audits for any tax periods in progress.

The plan administrator believes it is no longer subject to income tax examinations for years prior to 2015.

8. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

8. RECONCILIATION OF FINANCIAL STATEMENTS TO SCHEDULE H OF FORM 5500

The following is a reconciliation of net assets available for benefits for the financial statements to Schedule H of Form 5500 as of December 31, 2018 and 2017:

	2018	2017
Net Assets Available for Benefits Per the Financial Statements	$34,062,018	$39,137,774
Participant Contributions Receivable	(46,800)	—
Employer Contributions Receivable	(54,855)	(14,814)
Net Assets Available for Benefits per Schedule H to the Form 5500	$33,960,363	$39,122,960

The following is a reconciliation of the net increase in net assets available for benefits for the financial statements to Schedule H of Form 5500 for the year ended December 31, 2018:

Decrease in Net Assets Available for Benefits Per the Financial Statements	$(5,075,756)
Change in Participant Contributions Receivable	(46,800)
Change in Employer Contributions Receivable	(40,041)
Decrease in Net Assets Available for Benefits Per Schedule H to the Form 5500	$(5,162,597)

SWM RETIREMENT SAVINGS PLAN II
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2018
Plan No. 003
EIN No. 13-4293025

		Description of Investment
	Identity of Issue	Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

		SMI Stock Fund:
*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock Fund	1,385	(A)	$34,694
	PIMCO	PIMCO Government Money Market Admin Fund	2,308	(A)	2,308
		Total SMI Stock Fund			37,002

		Registered Investment Companies:
	Vanguard	Vanguard 500 Index Fund Admiral	22,516	(A)	5,211,087
	T. Rowe Price	T Rowe Price Growth Stock Fund	113,696	(A)	6,493,173
	Vanguard	Vanguard Target Retirement 2025 Fund	58,499	(A)	995,063
	Wells Fargo	Wells Fargo Adv Sp Mid Cap Ins	146	(A)	4,727
	Vanguard	Vanguard Target Retirement 2030 Fund	36,117	(A)	1,113,138
	Vanguard	Vanguard Target Retirement 2020 Fund	1,872	(A)	53,602
	Hartford	Hartford Intl Opportunity Y	23,949	(A)	332,177
	Metwest	Metwest Total Ret Bond I	43,529	(A)	452,270
	Vanguard	Vanguard Target Retirement 2035 Fund	19,582	(A)	368,539
	Delaware	Delaware Value Fund Inst	104,098	(A)	2,038,247
	Eagle Funds	Eagle Small Cap Growth I	42,261	(A)	1,895,807
	Hartford	Hartford Mid Cap Fund Class R6	1,978	(A)	58,961
	Vanguard	Vanguard Target Retirement 2040 Fund	3,186	(A)	102,943
	Nuveen	Nuveen Small Cap Value R6	764	(A)	15,513
	Vanguard	Vanguard Mid Cap Index Adm	5,172	(A)	884,675
	Vanguard	Vanguard Target Retirement 2015 Fund	9,954	(A)	137,957
	Vanguard	Vanguard Sm Cap Index Fd Adm	6,779	(A)	428,614
	Vanguard	Vanguard Target Retirement Income Fund	76,638	(A)	977,138
	Vanguard	Vanguard Target Retirement 2045 Fund	13,222	(A)	267,225
	Vanguard	Vanguard Dev Markets Index Adm	110,861	(A)	1,325,891
	Vanguard	Vanguard Target Retirement 2050 Fund	4,068	(A)	132,281
	Vanguard	Vanguard Target Retirement 2055 Fund	1,491	(A)	52,618
	Vanguard	Vanguard Total Bond Market Index Adm	179,241	(A)	1,873,065
	Federated Investments	Federated Inst High Yield Bond I	107,111	(A)	981,140
	Vanguard	Vanguard Target Retirement 2060 Fund	401	(A)	12,522
	Alliance Bernstein	AB Global Bond Fund Z	10,981	(A)	89,711
		Total Registered Investment Companies			26,298,084

	Putnam	Stable Value Fund	7,131,271	(A)	7,131,271
*	Notes receivable from participants	Interest rate: 5.25% - 8.75%; Matures: 2019 - 2047	n/a	(A)	494,006
	Total Investments				$34,113,091
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.

See Report of Independent Registered Public Accounting Firm

SWM RETIREMENT SAVINGS PLAN II
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
Form 5500, Schedule H, Part IV, Line 4a, December 31, 2018
Plan No. 003
EIN No. 13-4293025

Participant Contributions Transferred Late to Plan	Total that Constitute Non-exempt Prohibited Transactions			Total Fully Corrected under FSCP and PTE 2002-51
Check here if Late Participant Loan Repayments are included [x]	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
2018 - $54,922	None	$54,922	N/A	N/A